AGREEMENT BETWEEN AND AMONG

                           STARWORKS TECHNOLOGY, INC.,

                            STARWORKS WIRELESS INC.,

                                       AND

                             ANTENNAS AMERICA, INC.,

                               September 29, 2000

                                    AGREEMENT
                                TABLE OF CONTENTS

                                                                            Page

1.       Definitions..........................................................1
         1.1.     "Articles Of Merger"........................................1
         1.2.     "Closing"...................................................1
         1.3      "Closing Weighted Average Trading Price"....................2
         1.4.     "Code"......................................................2
         1.5.     "Constituent Corporations"..................................2
         1.6.     "Effective Time"............................................2
         1.7.     "GAAP"......................................................2
         1.8.     "Georgia Code"..............................................2
         1.9.     "Kit".......................................................2
         1.10.    "Kit Common Stock"..........................................2
         1.11.    "Kit Proportionate Ownership"...............................2
         1.12.    "Kit Shareholders"..........................................2
         1.13.    "Maryland Law"..............................................2
         1.14.    "Material Adverse Change" or "Material Adverse Effect"......2
         1.15.    "Merger"....................................................2
         1.16.    "1933 Act"..................................................2
         1.17.    "1934 Act"..................................................2
         1.18.    "Parent"....................................................2
         1.19.    "Parent Closing Shares".....................................2
         1.20.    "Parent Common Stock".......................................3
         1.21.    "SEC".......................................................3
         1.22.    "Sub".......................................................3
         1.23.    "Subsidiary"................................................3
         1.24.    "Surviving Corporation".....................................3
         1.25.    "Transfer Agent"............................................3
         1.26.    "Weighted Average Trading Price"............................3


2.       The Merger...........................................................3
         2.1.     Merger......................................................3
         2.2.     Effective Time..............................................3


3.       Articles Of Incorporation, Bylaws And Directors......................3
         3.1.     Articles And Bylaws.........................................3
         3.2.     Directors Of Surviving Corporation..........................3

4.       Consideration........................................................4
         4.1.     Cash........................................................4
         4.2.     Parent Closing Shares.......................................4
         4.3.     Certain Effects Of The Merger...............................4
         4.4.     Mechanics Of Exchange.......................................4
         4.5      Stock Transfer Books........................................5
         4.6      Payments to Kit Shareholders................................5


5.       Representations And Warranties Of Parent.............................5
         5.1.     Organization And Standing...................................5
         5.2      Subsidiaries................................................5
         5.3.     Capitalization..............................................5
         5.4.     Authority; Non-Contravention................................6
         5.5.     Governmental Consents.......................................6
         5.6.     Disclosure..................................................6
         5.7.     Reorganization..............................................7


6.       Representations And Warranties Of Kit................................7
         6.1.     Organization And Standing...................................7
         6.2.     Subsidiaries................................................7
         6.3.     Capitalization..............................................7
         6.4.     Authority; Non-Contravention................................8
         6.5.     Contracts And Commitments...................................8
         6.6.     Compliance With Other Instruments...........................9
         6.7.     Litigation And Claims.......................................9
         6.8.     Customers...................................................9
         6.9.     Insurance...................................................9
         6.10.    Governmental Consents.......................................9
         6.11.    Disclosure.................................................10
         6.12.    Actions....................................................10
         6.13.    Taxes......................................................10
         6.14.    Workers Compensation.......................................11
         6.15.    No Employees; No Retirement Obligations....................11
         6.16.    Books And Records..........................................11
         6.17.    Copies Of Documents........................................11
         6.18.    Officers, Directors, Employees And Consultants.............11
         6.19.    Bank Accounts..............................................11
         6.20.    Information................................................11
         6.21.    Documents Delivered........................................12
         6.22.    Material Changes...........................................12
         6.23.    Financial Statements; Undisclosed Liabilities..............13
         6.24.    No Encumbrances............................................13
         6.25.    No Encumbrances On Kit Common Stock........................14
         6.26.    Reorganization.............................................14
         6.27.    Restricted Stock...........................................14
         6.28.    Assets Used In Business....................................14

7.       Representations And Warranties Regarding Sub........................15
         7.1.     Organization and Standing..................................15
         7.2.     Capital Structure..........................................15
         7.3.     Authority; Non-Contravention...............................15


8.       Certain Agreements..................................................15
         8.1.     Access And Information.....................................15
         8.2.     Shareholder Authorization..................................16
         8.3.     Operation Of Business......................................16
         8.4.     Preservation Of Business...................................16
         8.5.     Allocation Of Revenues, Expenses, And Capital Investments..16
         8.6.     Interim Operations.........................................17
         8.7.     Reorganization.............................................18
         8.8.     Resignation Of Officers And Directors......................18
         8.9      Employment Agreement.......................................18
         8.10.    Noncompetition Agreement...................................18
         8.11.    Accuracy Of Representations................................18
         8.12.    Consents, Waivers And Approvals............................19
         8.13.    Notice Of Breach Of Warranty...............................19
         8.14.    Additional Documents; Further Assurances...................19
         8.15.    Notice Of Inaccurate Information...........................19
         8.16.    Publicity..................................................19


9.       Conditions To Performance By All Parties............................19


10.      Conditions Precedent To Performance By Kit..........................20
         10.1     Approvals..................................................20
         10.2.    Accuracy Of Representations And Warranties.................20
         10.3.    Compliance With Covenants..................................20
         10.4.    No Adverse Change..........................................20


11.      Conditions Precedent To Performance By Parent And Sub...............20
         11.1     Approvals..................................................20
         11.2.    Accuracy Of Representations And Warranties.................20
         11.3.    Compliance With Covenants..................................21
         11.4.    Interim Financial Statements...............................21
         11.5.    No Adverse Change..........................................21
         11.6     Opinion Of Kit's Counsel...................................21
         11.7.    No Appraisal Rights Exercised..............................22
         11.8.    Contents...................................................22
         11.9.    Documents Delivered........................................22


12.      Indemnification By Kit Shareholders.................................22

13.      Notice Of Claim.....................................................23


14.      Closing  ...........................................................23


15.      Termination And Abandonment Of The Merger...........................24
         15.1.    Termination................................................24
         15.2.    Effect Of Termination......................................24


16.      Amendment Or Waiver.................................................24


17.      Entire Agreement....................................................25


18.      Notice   ...........................................................25


19.      Severability........................................................26


20.      Headings............................................................26


21.      Counterparts........................................................26


22.      Expenses............................................................26


23.      Nature And Survival Of Representation...............................26


24.      Benefits And Assignment.............................................26


25.      Specific Performance................................................26


26.      Brokers  ...........................................................26


27.      Costs    ...........................................................27


28.      Termination On Default..............................................27


29.      Choice Of Law.......................................................27

                                    SCHEDULES

Schedule No. And Description

5.2.     Parent's Subsidiaries

6.1      Kit's Jurisdictions

6.2.     Kit's Subsidiaries

6.3      Stock Option Plans, Warrants, Convertible Security Agreements, Etc.

6.5.     Material Contracts, Indebtedness, Liabilities And Obligations

6.6.     Violations Of Articles Of Incorporation, Bylaws, Contracts, Etc.

6.7.     Litigation And Claims

6.8.     Customers

6.9.     Insurance Policies

6.11.    Business Plan

6.13.    Taxes

6.14.    Workers Compensation

6.15.    Pension, Retirement Or Similar Plans, Employment Contracts, Etc.

6.18.    Annual Compensation

6.19.    Bank Accounts

6.22.    Material Changes

6.23.    Kit Financial Statements

6.24.    Encumbrances

8.9.     Employment Agreement

8.10.    Noncompetition Agreement

                          AGREEMENT BETWEEN AND AMONG
                           STARWORKS TECHNOLOGY, INC.,
                            STARWORKS WIRELESS INC.,
                                       AND
                             ANTENNAS AMERICA, INC.

      THIS AGREEMENT ("Agreement"), dated as of September 29, 2000, is entered into between and among, Starworks Technology, Inc., a/k/a/ The Kit Company, a Georgia corporation ("Kit"), Antennas America, Inc., a Utah corporation ("Parent"), and Starworks Wireless Inc., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"). Each of Kit, Sub and Parent may be referred to individually as a "Party", and all of Kit, Sub and Parent may be referred to collectively as the "Parties".

                                    RECITALS

      A. The Parties to this Agreement desire to effect the merger (the "Merger") of Kit with and into Sub pursuant to the terms and conditions of this Agreement as a result of which (a) Sub shall be the surviving corporation, (b) the separate corporate existence of Kit shall cease, and (c) the holders of the outstanding capital stock of Kit will receive $3,000,000, payable in a combination of cash and shares of common stock of Parent, in exchange for relinquishing all the outstanding shares of common stock of Kit, which constitute all the outstanding securities of Kit.

      B. The respective Boards Of Directors of Kit, Sub and Parent have approved this Agreement and have determined that Kit should merge with and into Sub on the terms and conditions hereinafter set forth in this Agreement.

      C. The Parties desire to effectuate the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute the parties' plan of reorganization with respect to the Merger.

                                    AGREEMENT

      In  consideration   of  the  premises  and  the  mutual   representations,
warranties, covenants and agreements herein contained, the Parties agree as follows:

      1. Definitions. As used in this Agreement the following terms have the meanings indicated:

            1.1. "Articles Of Merger" refers to the articles of merger merging Kit into Sub and meeting the requirements of the Maryland Law and the Georgia Code.

            1.2. "Closing" refers to the consummation of the transactions contemplated by this Agreement.

            1.3 "Closing Weighted Average Trading Price" means the Weighted Average Trading Price on the date of Closing.

            1.4. "Code" refers to the Internal Revenue Code of 1986, as amended.

            1.5. "Constituent Corporations" refers to Sub and Kit, collectively.

            1.6. "Effective Time" refers to the date and time of the filing of the Articles Of Merger with the Secretary of State of the State of Maryland.

            1.7. "GAAP" means U.S. generally accepted accounting principles.

            1.8. "Georgia Code" means the Business Corporation Code of Georgia.

            1.9. "Kit" refers to Starworks Technology, Inc., a/k/a The Kit Company, a Georgia corporation.

            1.10. "Kit Common Stock" refers to the no par value common stock of Kit.

            1.11. "Kit Proportionate Ownership" means, for each shareholder of Kit as of the time of the Closing, the decimal fraction resulting by dividing
(i) the number of shares of Kit Common Stock owned by that Shareholder by (ii) the total number of issued and outstanding shares of Kit Common Stock.

            1.12. "Kit Shareholders" means David McConnell and Karen McConnell, who collectively own all the outstanding securities of Kit.

            1.13. "Maryland Law" refers to the Maryland General Corporation Law.

            1.14.  "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or Kit, as the case may be, any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of Kit, or of Parent and its Significant Subsidiaries, taken as a whole, as the case may be.

            1.15. "Merger" refers to the merger of Kit into Sub pursuant to the terms and conditions of this Agreement.

            1.16. "1933 Act" refers to the Securities Act of 1933, as amended.

            1.17. "1934 Act" refers to the Securities Exchange Act of 1934, as amended.

            1.18. "Parent" refers to Antennas America, Inc., a Utah corporation, unless otherwise indicated.

            1.19. "Parent Closing Shares" means that number of shares of Parent Common Stock determined by dividing $1,500,000 by the Closing Weighted Average Trading Price.

            1.20. "Parent Common Stock" refers to the $.0005 par value common stock of Parent.

            1.21. "SEC" refers to the Securities And Exchange Commission.

            1.22.   "Sub"  refers  to  Starworks   Wireless   Inc.,  a  Maryland
corporation, all the outstanding shares of which are owned by Parent.

            1.23. "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or Kit, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50 percent or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            1.24.  "Surviving  Corporation"  shall have the meaning set forth in
Section 2.1.

            1.25. "Transfer Agent" refers to the American Securities Transfer & Trust, Inc.

            1.26. "Weighted Average Trading Price" shall mean the average trading price per share of Parent Common Stock for a specified period determined by multiplying the number of shares involved in each individual trade during the specified period by the sale price for that trade and dividing the sum of all those amounts by the total number of shares traded during the specified period.

      2.       The Merger.

            2.1. Merger. Subject to the terms and conditions hereof, at the Effective Time, Kit shall be merged with and into Sub in accordance with the laws of the State of Maryland and the State of Georgia; with Sub being the surviving corporation. Sub is also sometimes referred to as the "Surviving Corporation".

            2.2. Effective Time. Subject to compliance by Sub and Kit with the covenants and agreements of, and satisfaction of the conditions contained in, this Agreement, the Parties shall take all actions as are required by law to make the Merger effective, including the filing of duly executed Articles Of Merger meeting the requirements of the Maryland Law and the Georgia Code with the Secretary of State of the State of Maryland and the Secretary of State of the State of Georgia. The Merger shall become effective on the date and as of the time of the filing of the Articles Of Merger with the Secretary of State of the State of Maryland. Such date and time are herein referred to as the "Effective Time". The Articles Of Merger shall be executed at the Closing and filed promptly thereafter.

      3.       Articles Of Incorporation, Bylaws And Directors.

            3.1. Articles And Bylaws. The Articles Of Incorporation and Bylaws of Sub in effect at the Effective Time shall be the Articles Of Incorporation and Bylaws of the Surviving Corporation.

            3.2. Directors Of Surviving Corporation. At the Effective Time the directors of the Surviving Corporation shall be Glenn A. Befort, David McConnell and Randall P. Marx.

      4. Consideration. Subject to the terms and conditions of this Agreement, Parent agrees to pay Kit $1,500,000 in cash and the Parent Closing Shares according to the terms and conditions set forth below, in exchange for all the Kit Common Stock and any other outstanding securities of Kit in the manner described in this Section 4.

            4.1. Cash. Parent shall pay Kit Shareholders cash in the amount of $1,000,000 at the date of Closing, and an additional $500,000 (the "$500,000 Payment") at the time, and subject to the adjustments, set forth in Section
8.5.2 below, in each case in the form of a bank or cashier's check, or wire funds or equivalent, allocated between the Kit Shareholders in the same relative percentages as their respective Kit Proportionate Ownership as set forth in
Section 4.6.

            4.2. Parent Closing Shares. At the Effective Time, by virtue of the Merger and without any further action:

                  4.2.1. Each Kit Shareholder will receive, in exchange for the cancellation of all the shares of Kit Common Stock owned by that Shareholder, that number of shares of Parent Common Stock determined by multiplying the number of Parent Closing Shares by that Shareholder's Kit Proportionate Ownership.

                  4.2.2. No fractional shares of Parent Common Stock will be issued, shares shall be rounded up to the nearest whole share.

            4.3. Certain Effects Of The Merger. At the Effective Time, the separate existence of Kit shall cease, and Kit shall be merged with and into Sub, which, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises of, a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of, each of the Constituent Corporations; and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other causes in action and other interests due or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectively the property of the Surviving Corporation as they were of the respective Constituent Corporations and shall not revert or be in any way impaired by reason of the Merger; subject to the provisions of Section 8.5 of this Agreement, all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

            4.4. Mechanics Of Exchange. At the Closing, each Kit Shareholder who is the holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Kit Common Stock shall surrender that certificate, together with any other reasonably required documents, to Parent, and that Kit Shareholder shall be entitled, upon surrender, to receive in exchange therefor certificates representing shares of Parent Common Stock in accordance with the terms of this Agreement. If any certificate for Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Kit Common Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay to the Transfer Agent, American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, any transfer or other taxes or fees required by reason of the issuance of certificates for Parent Common Stock in a name other than that of the registered holder of the

Kit certificate surrendered. Any Kit Shareholder whose certificates representing shares of Kit Common Stock shall have been lost or destroyed may obtain the certificate representing the Parent Common Stock to which that Kit Shareholder is entitled by reason of the consummation of the Merger, provided that the Kit Shareholder delivers to Parent and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or in certain cases a bond satisfactory to Parent and the Transfer Agent indemnifying Parent and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates are thereafter presented to the Transfer Agent for exchange.

            4.5 Stock Transfer Books. At the Effective Time, the stock transfer books of Kit shall be closed and no transfer of Kit Common Stock thereafter shall be made.

            4.6 Payments to Kit Shareholders. The consideration described in this Section 4 shall be allocated to Kit Shareholders as set forth in the following table:


                        Shares of Kit      Kit Proportionate
 Kit Shareholder      Common Stock Held        Ownership         Cash At Closing
----------------      -----------------    -----------------     ---------------
David McConnell             5,100                  51%             $   510,000
Karen McConnell             4,900                  49%             $   490,000
Totals                     10,000                 100%             $ 1,000,000


      5.    Representations And Warranties Of Parent.

            Parent represents and warrants to Kit as follows:

            5.1. Organization And Standing. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Parent has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. Parent is licensed or qualified as a foreign corporation and is in good standing in every state, or other jurisdiction, wherein the character of its property or the nature of its activities makes such licensing or qualification necessary and wherein the failure to be so licensed or qualified would have a Material Adverse Effect on the business and operations of Parent taken as a whole. Parent has furnished Kit with true and complete copies of its current Certificates or Articles of Incorporation and Bylaws (certified by its corporate Secretary). These copies are true, correct and complete in the form in which they now exist and contain all amendments through the date of this Agreement.

            5.2 Subsidiaries. Parent has no partially or wholly-owned, direct or indirect, subsidiaries, except for those listed on Schedule 5.2.

            5.3. Capitalization. Parent's entire authorized capital stock consists of 250,000,000 shares of Parent Common Stock, par value $.0005 per share, and no shares of preferred stock. At September 28, 2000, there were 142,947,528 shares of Parent Common Stock issued and outstanding. This does not include 27,720,000 shares of Parent Common Stock reserved for issuance pursuant to outstanding options and warrants and 449,197 shares reserved for issuance pursuant to Parent's 1997 Stock Option And Compensation Plan.

               5.4. Authority; Non-Contravention. Parent has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming the due authorization, execution and delivery hereof by Kit) constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under, any provision of (i) the Articles Of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to Kit) of Parent,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement instrument, permit, concession, franchise or license applicable to Parent, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

            5.5. Governmental Consents. Except for actions that have been or will be taken prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority on the part of Parent or any Subsidiary is required in connection with the consummation of the transactions contemplated by this Agreement. As of the Closing, there will be no consent of any third party that has not been obtained and that is required in order to consummate the transactions being consummated at the Closing.

            5.6. Disclosure. Parent has delivered to Kit a copy of its Form 10-KSB for the fiscal year ended December 31, 1999, and its Form 10-QSB for the six months ended June 30, 2000 (the "Parent SEC Documents"). The financial statements of Parent included in the Parent SEC Documents have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of Parent or any Subsidiary of Parent of which the executive officers of Parent have knowledge and which is required by GAAP to be reflected or reserved against or otherwise disclosed in the most recent financial statements of Parent included in the Parent SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a Material Adverse Effect on Parent. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Parent, or by any of the directors or officers of Parent, in connection with the transactions contemplated hereby, contains any untrue statement (attributable to Parent) of a material fact. Parent has fully provided Kit with all the written information that Kit has requested for the purpose of deciding whether to consummate the Merger. Parent agrees that, during the period between execution of this Agreement and the date of the Closing, Parent will provide all additional information that Kit reasonably requests.

            5.7. Reorganization. To the knowledge of Parent, neither Parent nor Sub has taken any action or failed to take any action which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing: (i) Sub is wholly owned directly by Parent, (ii) Parent has no plan or intention with respect to any of the following: to cause the Surviving Corporation to issue any shares of stock following the Merger, to reacquire any of the Parent Common Stock issued in the Merger, to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of any stock of the Surviving Corporation, or to cause the Surviving Corporation to sell or otherwise dispose of (except in the ordinary course of business) any of its assets, (iii) following the Merger, the Surviving Corporation will continue at least one significant historic business line of Kit, or use at least a significant portion of Kit's historic business assets in a business, in each case within the meaning of Treas. Reg. ss. 1.368-1(d), and (iv) neither Parent nor any of its Subsidiaries own, nor have any of them owned during the past five years, any capital stock of Kit.

      6. Representations And Warranties Of Kit. Kit agrees, represents and warrants to Parent and Sub as follows:

            6.1. Organization And Standing. Kit is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Kit has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. Kit is licensed or qualified as a foreign corporation and is in good standing in every state, or other jurisdiction, wherein the character of its property or the nature of its activities makes such licensing or qualification necessary and wherein the failure to be so licensed or qualified would have a Material Adverse Effect on the business and operations of Kit taken as a whole. Kit does not own or lease property in any jurisdiction other than in those listed in Schedule 6.1. Kit has provided Parent and Sub with a true and complete copy of its Certificate or Articles Of Incorporation certified by the Secretary Of State of Kit's state of incorporation, and a true and complete copy of Kit's Bylaws certified to be valid and current by the corporate Secretary of Kit.

            6.2. Subsidiaries. Kit has no partially or wholly-owned, direct or indirect, Subsidiaries, except for those listed in Schedule 6.2.

            6.3. Capitalization. Kit's entire authorized capital stock consists of 100,000 shares of Kit Common Stock. There are 10,000 shares of Kit Common Stock issued and outstanding, and there are no shareholders of Kit other than the Kit Shareholders listed in Section 1.12. Other than as specified in Schedule 6.3, Kit has no stock option plans or agreements. In addition, Kit has granted no warrant, call, option, convertible security or other agreement or right
(contingent or otherwise) to purchase or acquire any Kit Common Stock or any other capital stock of Kit, Kit has no commitment to issue such warrant, call, option, convertible security or other right, and, to the best of Kit's knowledge, Kit has no obligation, contingent or otherwise, to purchase, redeem, or otherwise acquire any shares of Kit's capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, except as permitted by this Agreement.--

            6.4. Authority; Non-Contravention. Kit has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Kit of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors and, subject to the approval of the shareholders of Kit as provided in
Section 8.2 of this Agreement, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Kit are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Kit and (assuming the due authorization, execution and delivery hereof by Parent and Sub and assuming the approval of the shareholders of Kit as provided in Section 8.2 of this Agreement) constitutes a valid and binding obligation of Kit enforceable against Kit in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Kit under, any provision of (i) the Certificate or Articles Of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to Parent) of Kit, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement instrument, permit, concession, franchise or license applicable to Kit, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Kit or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Kit, materially impair the ability of Kit to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

            6.5. Contracts And Commitments. Other than this Agreement and the agreements and documents contemplated herein, attached hereto as Schedule 6.5 is a list of all agreements, contracts, indebtedness, liabilities and other obligations known to Kit to which Kit is a Party or by which Kit is bound or subject. True and complete copies of such agreements and obligations, if extant, have been made available for inspection by Parent at the offices of Kit. Except as set forth on Schedule 6.5, all of the contracts and other agreements listed on Schedule 6.5 are valid and binding upon Kit in accordance with their terms, and neither Kit nor, to the knowledge of Kit, any other Party is in default or otherwise in breach of its obligations, nor has Kit received or sent notice of default or of any unresolved claim, under any such contracts or other agreements. Except as separately identified on Schedule 6.5, no approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule 6.5 or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

               6.6. Compliance With Other Instruments. Kit is not in violation of any term of its Certificate or Articles Of Incorporation or Bylaws, or in any respect material to the business and operations of Kit taken as a whole of any contract, agreement, instrument, judgment, decree, or order, except as set forth on Schedule 6.6 hereto. Except as set forth on Schedule 6.6, Kit is not in violation of any material federal, state, or local law, ordinance, statute, rule or regulation or any other material requirement of any governmental or regulatory body, court or arbitrator applicable to the business of that entity. Kit holds, or believes that in the ordinary course of business it will be able to obtain, all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the business of Kit (collectively, "Permits"). All Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Kit, threatened to revoke or limit any Permit.

            6.7. Litigation And Claims. Except as shown on Schedule 6.7 hereto, and except for claims of creditors of Kit for unpaid obligations, there is no action, suit, claim or legal, administrative or arbitral proceeding or investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending and known to Kit or known and currently threatened against Kit or any properties or assets of any of Kit, nor to the knowledge of Kit is there a basis therefor which questions the validity of this Agreement or the right of Kit to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any Material Adverse Change in the assets, condition, affairs or prospects of Kit, financially or otherwise, nor does Kit know of any meritorious basis for the foregoing. Neither Kit nor any properties or assets of Kit is a Party or the subject to the provisions of any order, writ, injunction, judgment, award or decree of any court or government or regulatory agency or instrumentality or arbitration tribunal of a material nature that has not been disclosed in Schedule 6.7. All notices required to have been given to any insurance company listed as insuring against any action, suit or claim set forth on Schedule 6.7 have been timely and duly given and no insurance company has asserted, orally or in writing, that such claim is not covered by the applicable policy relating to such claim.

            6.8. Customers. Except as shown on Schedule 6.8 hereto, as of the date of Closing, Kit has no outstanding product warranty, product servicing or other obligations to any of its customers. Kit's standard product warranty language also is set forth on Schedule 6.8. To the extent that any obligation is pending, other than that shown on Schedule 6.8 hereto, Kit will indemnify Parent accordingly.

            6.9. Insurance. Kit maintains the insurance coverage as described on
Schedule 6.9. This coverage is adequate for Kit's business and is not less than what is considered standard for the industry.

            6.10. Governmental Consents. Except for actions that have been or will be taken prior to or in connection with the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority on the part of Kit is required in connection with the consummation of the transactions contemplated by this Agreement. As of the Closing, there will be no consent of any third party that has not been obtained and that is required in order to consummate the transactions being consummated at the Closing.

            6.11. Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Kit, or by any of the directors or officers of Kit, in connection with the transactions contemplated hereby, contains any untrue statement (attributable to Kit) of a material fact. There is no fact known to Kit which would cause a Material Adverse Effect on the business, prospects or financial condition of Kit or any of its respective properties or assets taken as a whole, which has not been set forth in this Agreement or in the Schedules, Exhibits, certificates, or statements in writing furnished in connection with the transactions contemplated by this Agreement. Kit has fully provided Parent with all the written information that Parent has requested for the purpose of deciding whether to consummate the Merger. Included in Schedule 6.11 attached hereto is a copy of Kit's business plan, previously supplied to Parent. Kit agrees that, during the period between execution of this Agreement and the date of the Closing, Kit will provide for inclusion in Schedule 6.11 all additional information that Parent reasonably requests.

            6.12. Actions. Except as otherwise set forth in this Agreement or the Schedules hereto, during the period from the date hereof, to and including the date of Closing, Kit will not have, without the express written consent of Sub, (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares. (b) incurred any indebtedness for money borrowed or incurred any other liabilities or obligations except in the ordinary course of its business as conducted in the past, (c)made any loans or advances to any officer, director or shareholder, (d) sold, exchanged or otherwise disposed of any its assets or rights, (e) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (f) sold, transferred or otherwise disposed of any assets, (g) made any capital expenditure or commitment therefor, (h) made any bonus or profit sharing distribution or payment of any kind, (i) made any loan to any person, (j) written-off as uncollectible any notes or accounts receivable, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any officer, director, employee or consultant, (l) cancelled or waived any claims or rights, (m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any transaction, other than in the usual and ordinary manner and in the ordinary course of its business, or (o) agreed, whether or not in writing, to do any of the foregoing.

            6.13. Taxes. Except as set forth on Schedule 6.13, all income, excise, occupation, franchise, and other taxes, duties or charges levied, assessed or imposed upon Kit by the United States or by any government, state, municipality or governmental subdivision have been duly paid or adequately provided for or are being timely and properly contested, and all income, excise, franchise and other tax reports or other reports required by law or regulation have been duly filed or extensions have been duly obtained. All federal and state tax returns of Kit have been filed by Kit as required with the appropriate governmental agency and all assessments with respect to such periods have been paid or adequately provided for or are being timely and properly contested. Since January 1, 1994, (a) no audit of any federal, state or local tax returns of Kit has been conducted, is in progress or, to Kit's knowledge, has been threatened, (b) Kit has not waived any statute of limitations with respect to any of its tax liabilities, including, without limitation, liability for federal income or any other taxes for any period prior to the date hereof, and (c) no consents have been filed pursuant to Section 341(f) of the Code by Kit or any transferor corporation to Kit. The federal and state income tax returns for the fiscal year ended December 31, 1999 have been filed, and the taxes due thereunder have been paid. The Kit Shareholders will prepare and file, and pay any amounts payable with respect to, a federal and state income tax return for Kit's business for the period from December 31, 1999 through the Closing. This tax return will be prepared in sufficient detail to determine the tax basis of the investments as of that date.

            6.14. Workers Compensation. Except as set forth on Schedule 6.14, Kit has no outstanding claims for workers' compensation and Kit has no indication that any outstanding claim for workers' compensation exists.

            6.15. No Employees; No Retirement Obligations. The names of all the employees of Kit are set forth in Schedule 6.18. Except as shown in Schedule 6.15, Kit has no obligation under any pension, retirement or similar plan or obligation, whether of a legally binding nature or in the nature of informal understandings. Also, except as shown in Schedule 6.15, Kit has no employment contracts, collective bargaining agreements, health, medical, long-term disability, dental, overriding royalty plans, or pension, bonus, profit-sharing, stock option, or 401(k) plans, or other agreements providing for employee remuneration or benefits, or any consulting, commission or fee agreements with independent contractors. All of Kit's obligations that have or will accrue with respect to employment prior to the date of Closing pursuant to any such employee plans are fully funded.

            6.16. Books And Records. With respect to matters occurring since the inception of Kit, the minute books of Kit contain complete and accurate records of all meetings and other corporate actions of Kit's shareholders, Board Of Directors and all committees, if any, appointed by the Board Of Directors.

            6.17. Copies Of Documents. Kit has caused to be made available, to the extent reasonably requested by Parent, for inspection and copying by Parent and its advisors, true, complete and correct copies of all documents referred to in any Schedule furnished by Kit to Parent.

            6.18 Officers, Directors, Employees And Consultants. Schedule 6.18 sets forth the name of all the employees of Kit and total annual compensation, from Kit, of each officer and director and of each other consultant, agent or other representative of Kit other than day laborers and contract employees. Kit has made no commitment or agreement to increase the compensation or to modify the conditions or terms of engagement of any such person and Kit has no other liability to any such person. None of such persons has indicated to Kit or to any of Kit's officers or directors, either orally or in writing, that such person is considering possible actions against, or is planning, to cancel or otherwise terminate such person's relationship with, Kit. Any employment, consulting or other service agreements are set forth in Schedule 6.5.

            6.19. Bank Accounts. Schedule 6.19 sets forth, as of the date of this Agreement, Kit's bank account or accounts including money market and other accounts holding cash or cash equivalents (the "Bank Accounts"). Effective as of the date of Closing, the signature cards on the Bank Accounts will be changed to provide that no amounts may be withdrawn from the Bank Accounts without the signature of one representative named by Sub.

            6.20. Information. Kit has made available, and will continue to make available, to Parent and to Sub, all information available to Kit relating to Kit's products, assets, business and operations. All information provided or made available to Parent or Sub is accurate, correct, and complete in all material respects.

            6.21. Documents Delivered. Kit has furnished to Parent for its examination true and complete copies of the following: (a) the Certificate or Articles Of Incorporation, as amended, and the Bylaws, as amended, of Kit, certified as correct and complete by the Secretary of Kit; (b) the minute book of Kit, certified as correct and complete by the Secretary of Kit, containing all records required to be set forth concerning all proceedings, consents, actions and meetings of the shareholders and the Board of Directors of Kit; and
(c) all material permits, orders, and consents (issued by a governmental or quasi-governmental authority) received by Kit, or with respect to any security of Kit, and all applications for such permits, orders and consents, except for permits, orders and consents, or applications therefor, issued to or received by Kit in the ordinary course of Kit's business. No amendments will be made to the Certificate or Articles Of Incorporation or Bylaws of Kit prior to the Closing without written consent of Parent.

            6.22. Material Changes. Except as set forth in Schedule 6.22, since January 1, 2000, none of the following has occurred:

                  6.22.1 Any material transaction by Kit;

                  6.22.2. Any capital expenditure in excess of $50,000 by Kit;

                  6.22.3. Any changes in the condition (financial or otherwise), liabilities, assets, or business of Kit that, when considered individually or in the aggregate, have a Material Adverse Effect except for general political, economic or industry changes that Kit reasonably believes Parent already has knowledge of from sources other than Kit;

                  6.22.4. The destruction of, damage to, or loss of any asset of
Kit (regardless of whether covered by insurance) that, when considered individually or in the aggregate, has a Material Adverse Effect upon the condition (financial or otherwise) or business of Kit;

                  6.22.5. Any labor matters or other events or conditions of any character, specifically relating to Kit's employees that, when considered individually or in the aggregate, have a Material Adverse Effect upon the condition (financial or otherwise) of Kit except for general political, economic or industry changes that Kit reasonably believes Parent already has knowledge of from sources other than Kit;

                  6.22.6.   Any  change  in  accounting   methods  or  practices
(including, without limitation, any change in depreciation or amortization policies or rates) by Kit;

                  6.22.7. The declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of Kit, or any direct or indirect redemption, purchase or other acquisition by Kit of any of its shares of capital stock, except as otherwise permitted in this Agreement;

                  6.22.8. Any increase in the salary or other compensation payable or to become payable by Kit to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment by Kit of a bonus or other additional salary or compensation to any such person;

                  6.22.9.   The  amendment  or   termination  of  any  contract,
agreement, or license to which Kit is a party;

                  6.22.10. Any loan by Kit to any person or entity, or the guaranteeing by Kit of any loan;

                  6.22.11. Any mortgage, pledge or other encumbrance of any asset of Kit;

                  6.22.12. The waiver or release of any right or claim of Kit;

                  6.22.13. Any other events or conditions of any character within the knowledge of Kit that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business or assets of Kit except for general political, economic or industry events or conditions that Kit reasonably believes Parent already has knowledge of from sources other than Kit;

                  6.22.14. The issuance or sale by Kit of any shares of its capital stock of any class, or of any other of its securities;

                  6.22.15. The granting, by Kit, exercise or expiration of options or other rights to purchase securities of Kit; or

                  6.22.16. Any agreement by Kit to do any of the things described in this Section 6.22.

            6.23. Financial Statements; Undisclosed Liabilities. Schedule 6.23 to this Agreement sets forth the unaudited balance sheets of Kit as of December 31, 1999, together with the related unaudited statements of operations for the 12 months ended December 31, 1999. That Schedule also includes an unaudited balance sheet of Kit as of June 30, 2000, together with the related unaudited statements of operations for the six months ended June 30, 2000. The financial statements in Schedule 6.23, all of which are certified to by the Treasurer and Chief Executive Officer of Kit as being true and accurate, are referred to as the "Kit Financial Statements". Except as set forth in Schedule 6.23, the Kit Financial Statements have been prepared on a basis consistently followed by Kit throughout the periods indicated, and fairly present the financial position of Kit as of the respective dates of the balance sheets included in the Kit Financial Statements, and the results of the operations for the respective periods indicated. Kit does not have any debt, liability or any obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including a debt, liability or obligation relating to or arising out of any act, transaction, circumstance or state of facts that is not reflected, reserved against or noted in Kit's balance sheet as of June 30, 2000 that is included in the Kit Financial Statements, except for those debts, liabilities or obligations that are set forth in Schedule 6.23.

            6.24. No Encumbrances. All of Kit's interests in tangible and intangible property are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions, except for (a) those restrictions, conditions or liens disclosed in Kit's balance sheet as of June 30, 2000 included in the Kit Financial Statements, or in Schedule 6.24 to this Agreement; (b) the lien of current taxes not yet due and payable; and (c) matters that, in the aggregate, are not substantial and do not materially detract from or interfere with the present or intended use of these assets, or do not materially impair the business operations of Kit.

            6.25. No Encumbrances On Kit Common Stock. The Kit Common Stock being transferred by each Kit Shareholder is owned by that Kit Shareholder free and clear of any liens, claims, encumbrances or restrictions of any kind, and none of those shares is subject to options, rights, warrants, or other agreements or commitments by which a Kit Shareholder is or may become obligated to transfer those shares of Kit Common Stock other than pursuant to this Agreement.

            6.26. Reorganization. To the knowledge of Kit, Kit has not taken any action or failed to take any action, which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing: (i) as of the Effective Time and immediately following the Merger, the Surviving Corporation will hold "substantially all" of Kit's properties, (ii) there is no intercorporate indebtedness between Kit and Parent, and (iii) immediately following the Merger, the Surviving Corporation will be wholly owned directly by Parent, and the Surviving Corporation will not have outstanding any type of right or obligation pursuant to which any person could acquire capital stock of the Surviving Corporation.

            6.27. Restricted Stock. Kit understands and agrees that the Parent Closing Shares and the Parent Additional Shares have not been registered under federal or state securities laws and are "restricted" securities as defined in Rule 144 under the Securities Act of 1933, as amended (the "Act"). Kit understands and agrees that no holder of Kit Common Stock may sell, offer for sale, transfer, pledge or hypothecate the shares of Parent Common Stock to be received hereunder in the absence of an effective registration statement covering that transaction under all applicable federal and state securities laws, unless that transaction is exempt from registration under all applicable federal and state securities laws, including an exemption under Rule 144 promulgated under the Act. Each Kit Shareholder shall agree to be bound by the provisions of this Section 6.27 by signing a counterpart of this Agreement prior to Closing.

            6.28. Assets Used In Business. Kit owns all the assets reflected on its balance sheet included in the Kit Financial Statements in Schedule 6.23, and all assets related to Kit's business of manufacturing and supplying cable and accessories including but not limited to all manufacturing equipment, intellectual property, inventory, and other assets related to Kit's business. In addition, Kit has sufficient right, title and ownership of all trade names, copyrights, licenses, information and proprietary rights, or adequate licenses, rights or purchase options with respect to the foregoing, all in accordance with industry standards, and as necessary in the opinion of Kit generally for its business as now conducted or will be able to obtain on terms which will not adversely affect its business all such necessary permits, licenses and other authority with respect thereto without any conflict with or infringement of the known or asserted rights of others. Kit has no knowledge that any of its trade names, copyrights, licenses, information and proprietary rights is being infringed by others. There have been no claims by third parties that the F Connector that was patented by David McConnell violates the patent of any other party.

            As used in this Agreement, the word "pending" when used with respect to any proceeding shall mean that such proceeding has been commenced with the appropriate governmental body, Kit has commenced or been served with legal notice of such proceeding, and such proceeding has not been legally dismissed or finally adjudicated.

      7. Representations And Warranties Regarding Sub. Parent and Sub jointly and severally represent and warrant to Kit as follows:

            7.1. Organization and Standing. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Kit has been provided with a copy of Sub's current Articles Of Incorporation and Bylaws.

            7.2. Capital Structure. The authorized capital stock of Sub consists of 100,000 shares of common stock, par value $.001 per share, 10,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

            7.3. Authority; Non-Contravention. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors and by Parent as Sub's sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by Parent) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Articles Of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to Kit) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

      8.    Certain Agreements.

            8.1. Access And Information. Kit shall give to Parent and Sub and their respective representatives, and Parent and Sub shall give to Kit and its representatives, during normal business hours from the date of execution of this Agreement until the Closing, full access to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to Kit, Parent, or Sub, respectively, with all information reasonably requested by the other Party. Except as agreed to by Kit, Parent, and Sub, all information obtained hereunder which is not otherwise public shall be held confidential and, in the event of termination of this Agreement, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the Party from which they were obtained. At the Closing, Kit shall deliver to Parent all books, contracts, and records (including tax returns and insurance policies) of or relating to Kit.

            8.2. Shareholder Authorization. The Board of Directors of Kit will submit this Agreement and the transactions contemplated by this Agreement to its shareholders for their approval in accordance with all applicable laws and the governing documents of Kit at the earliest practicable date.-

            8.3. Operation Of Business. From the date hereof to the Closing, except as otherwise consented to or approved by Parent in writing, Kit will operate its business as presently operated in the ordinary course, and, consistent with those operations, Kit will substantially comply with all applicable legal and contractual obligations, except where noncompliance will not cause a Material Adverse Effect on its operations, and will use its best efforts consistent with past practices to preserve the goodwill of its suppliers, customers and others with whom it has business relationships; and Kit will not, without the written consent of Parent, (a) institute or use any methods of purchase, sale, lease, management, accounting or operation that are inconsistent with practices normally followed or that vary substantially from those methods used by Kit as of the date of this Agreement, (b) take any action (or omit to take any action) which action or omission would cause any representation to be untrue at any time prior to the Closing as if that representation or warranty were made at and as of the Closing, or make any change in any method of reporting income or expenses for federal income tax purposes.

            8.4. Preservation Of Business. Unless it has the written consent of Parent, Kit will use its best efforts to preserve its business organization intact and to preserve its present relationships with suppliers, customers and others having business relationships with it.

            8.5. Allocation Of Revenues, Expenses, And Capital Investments.

                  8.5.1. The Kit Shareholders represent that Kit is an "S" corporation for purposes of the Code.

                  8.5.2. The determination of the purchase price for the Kit Common Stock includes the assumption, based on financial statements dated June 30, 2000, that, as of the date of Closing, the value of the sum of Kit's cash, inventory according to GAAP, and accounts receivable not exceeding 60 days, valued according to GAAP and discounted at five percent, excluding any accounts receivable from officers, directors or significant shareholders (the "Asset Value"), shall exceed its liabilities (the "Liabilities") by at least $591,000. Sub will own all rights to such cash, value of inventory and accounts receivable as of the Closing. At the Closing, the Kit Shareholders will provide to the Parent and Sub all information pertaining to Kit transactions through the Closing for purposes of determining the Asset Value and the Liabilities of Kit as of the Closing. For these purposes, the "Closing Net Asset Value" shall be defined as the Asset Value as of Closing minus the Liabilities as of Closing. On or before 90 days after Closing, the Parent shall prepare a final Kit Balance Sheet as of the date of the Closing based on all available information and valued according to GAAP; provided that the accounts receivable shown in such balance sheet shall be valued in the manner set forth in the preceding sentences for determining the Asset Value. Within five business days after the Kit Balance Sheet has been delivered by Parent to Kit, Parent shall deliver the $500,000 Payment to the Kit Shareholders, with the following adjustments: If the final Kit Balance Sheet as of the Closing reflects that the Closing Net Asset Value exceeds $591,000, then Parent shall pay the Kit Shareholders the full $500,000 Payment in cash together with the amount by which the Closing Net Asset Value exceeds $591,000; if the Closing Net Asset Value is less than $591,000 and more than $91,000, then the $500,000 Payment shall be reduced by the amount by which the Closing Net Asset Value is less than $591,000, and Parent shall pay the Kit Shareholders the reduced amount of the $500,000 Payment; if the Closing Net Asset Value is less than $91,000, then the Kit Shareholders shall pay Parent, in proportion to the Kit Proportionate Ownership, the amount by which $91,000 exceeds the Closing Net Asset Value; and if the Closing Net Asset Value is exactly $91,000, then the Parent shall not be obligated to make the $500,000 Payment. In any such case, the amounts due hereunder shall be paid in the form of a bank or cashier's check or equivalent on or before five business days after the Kit Balance Sheet as of the Closing has been delivered to the Kit Shareholders. Any amounts paid pursuant to this paragraph 8.5.2 more than five business days after delivery to Kit of the Kit Balance Sheet as of the Closing, including amounts disputed by the parties and subsequently paid, shall include interest on the amount due at the rate of ten percent per annum from the date which is five business days after delivery to Kit of the Kit Balance Sheet. Any amounts due to the Kit Shareholders shall be paid in proportion to the Kit Proportionate Ownership.

                  8.5.3. During the period from the date hereof to the Closing, Kit will continue to process cash receipts and make cash disbursements required in the normal course of its business subject to the terms of this Agreement.
Parent, Sub and the Kit Shareholders agree to maintain adequate records to support the cash transactions being processed properly with respect to the Closing.

                  8.5.4. The amount of unpaid Kit property taxes for 1999, and the amount of property taxes for 2000 that accrue through the Closing and that are related to Kit's ownership facilities, if any, will be recorded as Liabilities as of the Closing. The tax amount due for 2000 will be determined based on the 1999 property tax bills. The intangible tax with DeKalb County discussed in Schedule 6.13 also will be recorded as a Liability as of the Closing; however, the Kit Shareholders will be entitled to any refund of any portion of this tax, which refund is received by the Surviving Corporation from DeKalb County.

            8.6. Interim Operations. From the date of this Agreement to the Closing, Kit will not, except as expressly contemplated by this Agreement or unless Sub gives its prior written approval: (a) amend or otherwise change its Certificate or Articles Of Incorporation or Bylaws; (b) issue or sell or authorize for issuance or sale additional shares of any class of capital stock, or subscriptions, options (including employee stock options), warrants, rights or convertible securities or other agreements obligating Kit to issue shares of its capital stock, (c) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (d) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) issue any instrument that permits participation in the revenues or profits of Kit; (f) incur any indebtedness; (g) permit the sale or encumbrance of any of the assets of Kit; (h) enter into any employment or severance agreements or similar agreements with any person except as otherwise specified in this Agreement; or
(i) agree to, make, engage in or allow to occur or continue any of the following:

                  8.6.1. Any material transaction without consent of Parent;

                  8.6.2. Any capital expenditure not incurred in the ordinary course of business;

                  8.6.3. Any changes in its condition (financial or otherwise), liabilities, assets, or business that, when considered individually or in the aggregate, have a material adverse effect;

                  8.6.4.  The destruction of, damage to, or loss of any asset of
Kit (regardless of whether covered by insurance) that, when considered individually or in the aggregate, has a material adverse effect upon the condition (financial or otherwise) or business of Kit;

                  8.6.5. Any labor troubles or other events or conditions of any character that, when considered individually or in the aggregate, have a material adverse effect upon the condition (financial or otherwise) or business of Kit;

                  8.6.6.   Any  change  in   accounting   methods  or  practices
(including, without limitation, any change in depreciation or amortization policies or rates);

                  8.6.7. Any increase in the salary or other compensation payable or to become payable to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

                  8.6.8. The material amendment or termination of any material contract, agreement, or license to which it is a party;

                  8.6.9. Any loan to any person or entity, or the guaranteeing of any loan;

                  8.6.10. Any mortgage, pledge or other encumbrance of any of its assets; or

                  8.6.11. The waiver or release of any right or claim other than in the ordinary course of business.

            8.7. Reorganization. During the period from the date of this Agreement through the Closing, unless the other Parties shall otherwise agree in writing, none of Kit, Sub, Parent, or any other Subsidiary of Parent shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

            8.8. Resignation Of Officers And Directors. Effective upon the Closing, all officers and directors of Kit shall resign from all offices, directorships and other positions with Kit.

            8.9. Employment Agreement. At or prior to Closing, Sub will enter into an Employment Agreement with David McConnell, in the form attached hereto as Schedule 8.9.

            8.10. Noncompetition Agreement. At the Closing, Sub will enter into a Noncompetition Agreement with David McConnell in the form attached hereto as
Schedule 8.10.

            8.11.  Accuracy  Of  Representations.   Each  Party  will  take  all
reasonable action necessary to render accurate, as of the Closing, its representations and warranties contained in this Agreement, and it will refrain from taking any action that would render any such representation or warranty inaccurate as of that time. Each Party will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to the terms of this Agreement.

            8.12. Consents, Waivers And Approvals. As soon as practicable after the date hereof, each of Kit and Sub shall use its respective best efforts to obtain in writing all such consents, waivers, approvals and authorizations required prior to the consummation of the Merger.

            8.13. Notice Of Breach Of Warranty. Kit will immediately give notice to Sub of the occurrence of any event or the failure of any event to occur that has resulted in a breach of Kit's representations or warranties or a failure by Kit to comply with any covenant, condition or agreement contained in this Agreement. Each of Parent and Sub will immediately give notice to Kit of the occurrence of any event or the failure of any event to occur that has resulted in a breach of Parent's or Sub's representations or warranties or a failure by Parent or Sub to comply with any covenant, condition or agreement contained in this Agreement.

            8.14. Additional Documents; Further Assurances. In addition to the schedules and other items specifically required to be furnished hereunder, Kit, Parent, and Sub hereby agree that each will promptly furnish to the other such further schedules, certificates and other instruments and take such other action as may reasonably be requested in order to effectuate the purposes of this Agreement.

            8.15. Notice Of Inaccurate Information. Kit, Parent and Sub each will notify the other in writing as soon as possible of any events or occurrences that have happened or that may happen and that have caused or that may cause any of the information contained in this Agreement or in the Schedules to this Agreement to become inaccurate or incomplete.

            8.16. Publicity. All notices to third parties and all other publicity, including press releases, concerning the transactions contemplated by this Agreement shall be directed by Parent.

      9. Conditions To Performance By All Parties. The obligations of all Parties to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            9.1. The Merger shall have been approved by the board of directors and shareholders of Kit in accordance with the Georgia Code.

            9.2. The Merger shall have been approved by the board of directors of Parent, by the board of directors of Sub, and by Parent as the sole stockholder of Sub in accordance with the applicable state laws.

            9.3. The Sub shall have entered into an Employment Agreement and a Noncompetition Agreement with David McConnell at or prior to Closing in the forms of Schedule 8.9 and Schedule 8.10, respectively, attached hereto.

            9.4. At the Effective Time, there shall not be in effect any court order restraining or prohibiting consummation of the Merger, or any pending proceeding brought by, or before, any governmental commission, board, agency, court or body with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger or in which it is sought to obtain divestiture of a material amount of assets of either Kit and its Subsidiaries taken as a whole.

      10. Conditions Precedent To Performance By Kit. The obligations of Kit to effect the Merger shall be, at Kit's option, subject to the fulfillment at or prior to the Closing of the following conditions (unless any or all of them is waived by Kit):

            10.1 Approvals. The Merger shall have been approved by the board of directors of each Parent and Sub, and by Parent as the sole stockholder of Sub, each in accordance with the applicable state laws.

            10.2. Accuracy Of Representations And Warranties. The representations and warranties of Parent and Sub set forth in this Agreement including the attached Schedules, shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing, except for changes which do not have a Material Adverse Effect on Parent or Sub and except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Kit. Kit shall have received a certificate of each of Parent and Sub, dated the Closing and duly executed by its respective President and Secretary, as to the accuracy of their respective representations and warranties as of the Closing.

            10.3. Compliance With Covenants. Each of Parent and Sub shall have performed all obligations required to be performed by them and shall have furnished all documents, schedules and instruments required to be furnished by them under this Agreement at or prior to the Closing. Kit shall have received a certificate of each of Parent and Sub, dated the Closing and duly executed by their respective Chief Executive Officers to this effect.

            10.4. No Adverse Change. Kit shall have received a letter from Parent signed by its Chief Executive Officer, dated as of the Closing stating that on the basis of a limited review (not an audit) of the latest available accounting records of Parent, consultations with other responsible officers of Parent and other pertinent inquiries that it may deem necessary, it has no reason to believe that during the period from January 1, 2000 to the Closing there was any Material Adverse Change in the financial condition or results of operations of Parent, except for (a) changes incurred in the ordinary and usual course of the businesses of Parent during that period that in the aggregate are not materially adverse, and (b) other changes or transactions, if any contemplated by this Agreement.

      11. Conditions Precedent To Performance By Parent And Sub. The obligations of Parent and Sub to effect the Merger shall be, at Parent's and Sub's respective options, subject to the fulfillment at or prior to the Effective Time of the following conditions:

            11.1 Approvals. The Merger shall have been approved by the board of directors and shareholders of Kit in accordance with Georgia law.

            11.2. Accuracy Of Representations And Warranties. The representations and warranties of Kit set forth in this Agreement, including the attached Schedules, shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Parent and Sub. Parent and Sub shall have received a certificate of Kit, dated the Closing and duly executed by its President and Secretary as to the accuracy of its representations and warranties.

            11.3. Compliance With Covenants. Kit shall have performed all obligations required to be performed by it and shall have furnished all documents, schedules and instruments required to be furnished by it under this Agreement at or prior to the Closing. Parent and Sub shall have received a certificate of Kit, dated the Closing and duly executed by its President and Secretary to this effect.

            11.4. Interim Financial Statements. Parent and Sub shall have received from Kit copies of the unaudited consolidated financial statements of Kit as of and for the period from July 1, 2000 through the end of the most recently ended month prior to the Closing, and those financial statements (i) shall not reflect any materially adverse change from the unaudited financial statements of Kit dated as of and for the one-year period ended December 31, 1999 (in the form included in the Kit Financial Statements) in the financial condition or results of operations of Kit, except for changes or transactions, if any, contemplated by this Agreement, and (ii) shall not indicate that it is more unlikely than not that Kit will meet its Business Plan projections for calendar year 2000.

            11.5. No Adverse Change. Parent and Sub shall have received a letter from Kit signed by its President, dated as of the Closing stating that on the basis of a limited review (not an audit) of the latest available accounting records of Kit, consultations with other responsible officers of Kit and other pertinent inquiries that it may deem necessary, it has no reason to believe that during the period from January 1, 2000 to the Closing there was any Material Adverse Change in the financial condition or results of operations of Kit, except for (a) changes incurred in the ordinary and usual course of the businesses of Kit during that period that in the aggregate are not materially adverse, and (b) other changes or transactions, if any contemplated by this Agreement.

            11.6 Opinion Of Kit's Counsel. Parent shall have received an opinion of counsel from counsel to Kit, dated the date of Closing, to the effect of the following, subject to the assumptions and limitations stated below:

                  (i) The incorporation, existence, good standing and capitalization of Kit are as stated in this Agreement; the authorized shares of Kit Common Stock are as stated in this Agreement; all outstanding shares of Kit Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Kit to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

                  (ii) Kit has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Kit, and (assuming the due and valid authorization, execution and delivery by Parent and Sub) constitutes the legal, valid and binding agreement of Kit, enforceable with respect to Kit in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at equity or at law).

                  (iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting Kit or its subsidiaries, except as set forth in the Schedules to this Agreement.

                  (iv) The execution and performance by Kit of this Agreement will not violate the Articles Of Incorporation or Bylaws of Kit.

                  (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Kit or its subsidiaries for consummation of the transactions contemplated by this Agreement.

                  (vi) Except as set forth in Schedule 6.6 to this Agreement, the execution and delivery of this Agreement by Kit do not, and the consummation of the transactions contemplated hereby will not conflict with or violate any law, regulation, court order, judgment or decree applicable to Kit.

            11.7. No Appraisal Rights Exercised. No holders of the shares of Kit Common Stock outstanding prior to the Merger shall have exercised their appraisal rights in connection with the Merger.

            11.8. Contents. On or before the Closing, all necessary approvals and consents of any Parties as set forth in Schedule 6.5 shall have been obtained by Kit and delivered to Sub.

            11.9. Documents Delivered. At or before the Closing, Parent and Sub shall have been furnished with all documents that either of them reasonably may require for the purpose of enabling them obtain legal advice concerning the valid exchange of the Parent Common Stock for Kit Common Stock and in order to evidence and/or evaluate the accuracy of any of the representations or warranties and the fulfillment of any of the conditions contained in this Agreement. All proceedings taken by Kit in connection with the consummation of transactions contemplated by this Agreement shall be satisfactory in form and substance to Parent and Sub after consultation with their counsel.

      12. Indemnification By Kit Shareholders. To the extent set forth in this Agreement, each Kit Shareholder hereby agrees to indemnify and hold harmless Parent, Sub, and their respective officers, directors, employees and agents for their respective Kit Proportionate Ownership share of any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to attorneys' fees and other expenses of investigation and defense of any claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

            12.1. Any breach of Kit's covenants, agreements, warranties or representations contained in this Agreement.

            12.2. Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning Kit and its operations.

            12.3. The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement (including without limitation the Registration Statement) not misleading, but only if the omission relates to information concerning Kit and its operations.

            12.4. The operations of Kit or the acts of their employees, acting in their capacities as such, prior to the Closing, except that Kit shall not indemnify Parent or its officers, directors, employees and agents for liabilities expressly assured hereunder by Sub.

            12.5. Actions or inactions of Kit, or the agents of Kit acting in their capacity as agents, prior to the Closing, except any such costs or losses expressly assured hereunder by Sub.

The total indemnification liability of Kit Shareholders, collectively, shall not exceed Three Million Dollars ($3,000,000), as adjusted by any adjustments made, pursuant to Section 8.5.2. The Kit Shareholders can satisfy any indemnification obligation either in cash or delivery of Parent Common Stock, the per share value of which shall be determined at the time paid by reference to the Weighted Average Trading Price for the 20 trading days preceding the date of such payment.

      13. Notice Of Claim. Should any Party (the "Indemnified Party") suffer any loss, damage or expense for which the other Party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. The Indemnifying Party shall not be obligated to indemnify the Indemnifying Party with respect to any matter hereunder if the Indemnified Party has failed to use its best efforts to notify the Indemnifying Party thereof in accordance with the provisions of the Agreement in sufficient time to permit the Indemnifying Party and its counsel to defend against such matter and to make a timely response thereto, including without limitation, the preparation and assertion of an answer or other responsive motion to a complaint, petition, notice or other legal, equitable or administrative process relating to any such claim. Notice of the intention of the Indemnifying Party to contest any such claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of mailing to the Indemnifying Party of notice by the Indemnified Party of the assertion of any such claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party's own expense if the Indemnifying Party selects different counsel of its own choosing. If the Indemnifying Party does not elect to contest any such claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim. If the Indemnifying Party elects to contest any claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such claim.

      14. Closing. Subject to the terms and conditions contained in this Agreement, the Closing shall take place on September 29, 2000 at 10:00 a.m. Denver time, or on such other date or at such other time as shall be agreed upon by Kit and Parent at the offices of Parent. At the Closing, the following shall occur:

            14.1. Kit shall deliver to Parent (a) the letter of Kit's President and Secretary dated as of the Closing as provided in Section 11.3; (b) a certificate executed by the President and Secretary of Kit dated as of the Closing certifying that the representations and warranties of Kit in this Agreement are true and correct in all material respects at and as of the Closing as though each representation and warranty had been made on that date; (c) resignations referenced in Section 8.8, effective upon consummation of the Closing; (d) the Employment Agreements as provided in Section 8.9; (e) the Noncompetition Agreement as provided in Section 8.10; (f) the stock book, stock ledger, minute book and corporate seal of Kit; and (g) such other documents as are required to be delivered to Parent under the terms of this Agreement.

            14.2. Parent and Sub shall execute and deliver to Kit (a) the letter of Parent's Chief Executive Officer dated as of the Closing as provided in
Section 10.4, (b) a certificate by each of their Chief Executive Officer dated as of the Closing as provided in Section 10.3, (c) a certificate executed by the Chief Executive Officer and Secretary of each of Parent and Sub dated as of the Closing, certifying that the representations and warranties of Parent and Sub in this Agreement are true and correct in all material respects at and as of the Closing, as though each representation and warranty had been made on that date;
(d) the Employment Agreement as provided in Section 8.9; (e) the Noncompetition Agreement as provided in Section 8.10, and (f) such other documents as required to be delivered to Kit under the terms of this Agreement.


            14.3. Kit, Parent, and Sub agree that they will at any time and from time to time after the Closing, upon the request of the other Party, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, powers of attorney and assurances as may be required for the purpose of effectuating the consummation of the transactions contemplated by this Agreement.

      15.   Termination And Abandonment Of The Merger.

            15.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the consummation of the Merger whether before or after adoption and approval of the Merger and related matters by the shareholders of Kit by the mutual consent of the Boards of Directors of Parent and Kit.

            15.2. Effect Of Termination. In the event of termination and abandonment under Section 15.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of Kit or Parent or their respective officers and directors, except that the provisions of the second sentence of Section 8.1 hereof and the provisions of Section 23 hereof shall continue in effect.

      16. Amendment Or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations or warranties hereof may be waived, but only by a written instrument executed by Kit, Parent, and Sub; provided, however, that after approval by the Kit shareholders, the terms of the Merger concerning the ratio of the conversion of shares of Kit Common Stock may be amended, modified or superseded only with the approval of Parent and Kit and the Kit shareholders. Except as expressly otherwise required by the previous sentence or applicable law, no shareholders approval shall be required for any amendment, modification or waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement. Any condition of this Agreement may be waived by the party for whose benefit the condition is made.

      17. Entire Agreement. This Agreement, together with the Schedules hereto, and the documents referred to herein, constitutes the entire agreement among the Parties with respect to the Merger, and supersedes all prior arrangements or understandings with respect thereto.

      18. Notice. All notices, requests, demands, directions and other communications ("Notices") provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this
Section 18. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective upon receipt or refusal of receipt on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section 18. When sent by telecopier or facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

      PARENT:                               Copy to:

      Antennas America, Inc.                Patton Boggs LLP
      ATTN:  Randall P. Marx                ATTN:  Alan L. Talesnick, Esq.
      4860 Robb Street, Suite 101           1660 Lincoln Street, Suite 1900
      Wheat Ridge, CO 80033-2163            Denver, CO 80264
      Facsimile No.:  (303) 424-5085        Facsimile No.:  (303) 894-9239

      SUB:                                  Copy to:

      Starworks Wireless Inc.               Antennas America, Inc.
      c/o Antennas America, Inc.            ATTN:  Randall P. Marx
      ATTN:  Randall P. Marx                4860 Robb Street, Suite 101
      4860 Robb Street, Suite 101           Wheat Ridge, CO 80033-2163
      Wheat Ridge, CO 80033-2163            Facsimile No.:  (303) 424-5085
      Facsimile No.:  (303) 424-5085

      KIT:                                  Copy to:

      Starworks Technology, Inc.            Robinson Rappaport, Jampol,
      ATTN:  David McConnell                  Aussenberg and Schleicher LLP
      3793 North Peachtree Road, Suite C    ATTN:  Brian Schleicher, Esq.
      Atlanta, GA 30341                     500 North Winds Center West
      Facsimile No.: (770) 454-6331         11625 Rainwater Drive, Suite 350
                                            Alpharetta, GA 30004
                                            Facsimile No.:  (770) 667-1690

      Any Party may change his or its  respective  address for  purposes of this
Section 18 by giving the other Party Notice of the new address in the manner set forth above.

      19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

      20. Headings. The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      21. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      22. Expenses. Whether or not the transactions provided for herein are consummated, each Party to this Agreement will pay its respective costs and expenses.

      23. Nature And Survival Of Representation. All statements contained in this Agreement and in the Schedules to this Agreement shall be deemed representations and warranties by the applicable Party under this Agreement. All representations and warranties made by the Parties in this Agreement or pursuant to this Agreement shall be true and accurate as of the Closing in all material respects. The obligation that the representations and warranties be accurate as of the Closing in all material respects shall survive the Closing for a period of three years from the Closing. In addition, all obligations relating to indemnification under this Agreement shall survive the Closing for a period of three years from the Closing.

      24. Benefits And Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. The Parties agree that this Agreement is made solely for the benefit of the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The terms "successor" or the term "successors and assigns" as used in this Agreement shall not include any holders of the Kit Common Stock, or recipients of the Parent Common Stock pursuant to this Agreement.

      25. Specific Performance. Each Party's obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under the law.

      26. Brokers. Each of Parent, Sub, and Kit represents and warrants to the others that all of their negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly, without the intervention of any other person, so as not to give rise to any valid claim against any Party hereto for a finder's fee, brokerage commission or other like payment.

      27. Costs. If any legal action or other proceeding is brought by one of the Parties to this Agreement against another Party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be awarded reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      28. Termination On Default. If, prior to Closing, Parent, Sub, or Kit materially defaults in the due and timely performance of any of its or their warranties, covenants or agreements under this Agreement, then the nondefaulting Party may give notice of termination of this Agreement, in the manner provided in Section 18. A notice shall specify with particularity the default or defaults on which the notice is based. The defaulting Party, however, shall have the right, upon delivery of notice, to cure such default or defaults within 30 days after the date for which the notice is effective. The termination shall be effective 30 days after the date on which the notice is sent, unless the specific default or defaults have been cured on or before this effective date for termination.

      29. Choice Of Law. This Agreement shall be governed by, construed, interpreted and the rights of the Parties determined, in accordance with the laws of the State of Colorado without regard to principles of conflicts of laws.



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                                       27

      IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                        SUB:

                                        STARWORKS WIRELESS INC.

                                        By:
                                           -------------------------------
                                        Name:  Glenn A. Befort
                                        Position:  Chief Executive Officer

ATTEST:

----------------------                  KIT:

                                        STARWORKS TECHNOLOGY, INC.

                                        By:
                                           -------------------------------
                                        Name:  David McConnell
                                        Position:  President

ATTEST:

----------------------                  PARENT:

                                        ANTENNAS AMERICA, INC.

                                        By:
                                           -------------------------------
                                        Name:  Glenn A. Befort
                                        Position:  Chief Executive Officer

ATTEST:

----------------------









                                       28